EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

      AGREEMENT made as of this 6th day of April, 1998, by and between EVANS SYSTEMS, INC., a Texas corporation with its principal office at 720 North Avenue F, P.O. Box 2480, Bay City, Texas 77404 (the "Corporation"), and J.L. EVANS, SR., residing at 822 Fifth Street, Bay City, Texas 77414 ("Executive").

                            W I T N E S S E T H :

      WHEREAS, Executive has heretofore been employed pursuant to an employment agreement dated as of April 1, 1993 between the Corporation and Executive (the "Prior Agreement");

      WHEREAS, Executive and the Corporation desire to enter into a new employment agreement that supersedes and replaces the Prior Agreement;


      WHEREAS, the Corporation desires to continue to employ Executive, and Executive is willing to undertake such employment, upon the terms and subject to the conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. EMPLOYMENT OF EXECUTIVE. The Corporation hereby employs Executive as its President and Chief Executive Officer, to perform the duties and responsibilities incident to such offices, subject at all times to the control and direction of the Board of Directors of the Corporation (the "Board of Directors").

2. ACCEPTANCE OF EMPLOYMENT; TIME AND ATTENTION. Executive hereby accepts such employment and agrees that throughout the Term (as hereinafter defined), he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation, and will perform the duties assigned to him pursuant to Section 1 hereof, subject, at all times, to the direction and control of the Board of Directors. As the President and Chief Executive Officer, Executive shall perform such specific duties and shall exercise such specific authority as may be assigned to Executive from time to time by the Board of Directors. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. During the Term, Executive shall not, without the written approval of the Board of Directors first had and obtained in each instance, directly or indirectly, accept employment or compensation from, or perform services of any nature for, any business enterprise other than the Corporation and its subsidiaries. During the Term, Executive shall not be entitled to additional compensation for rendering employment services to subsidiaries of the Company or for serving in any office of the Corporation or any of its subsidiaries to which he is elected or appointed.

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3. TERM. Except as otherwise provided herein, Executive's employment hereunder shall be for a term commencing as of April 6, 1998 and shall continue through September 30, 2001 (the "Initial Term"), which may be renewed for such one (1) year periods as the Corporation and Executive may mutually agree during the ninety (90) day period immediately prior to the expiration of the Initial Term or any renewal thereof (the Initial Term and any such renewal thereof are hereinafter collectively referred to as the "Term").

4. COMPENSATION. Commencing as of April 6, 1998, the Corporation shall pay to Executive and the Employee shall accept as his entire compensation for his services hereunder the following, which shall be subject to withholding and other employment taxes imposed by applicable law:

      (a) The Corporation shall pay Executive a base salary ("Base Salary") at the rate of (i) one hundred twenty thousand ($120,000) dollars per year for the first year of his employment, (ii) one hundred forty thousand ($140,000) dollars per year for the second year of his employment, and (iii) one hundred fifty thousand ($150,000) dollars per year for the third year of his employment. For each year thereafter while this Agreement remains in effect, the Base Salary will be increased by such higher amount as shall be determined by the Board of Directors. The Base Salary shall be payable in equal monthly installments.

      (b) In addition to his Base Salary hereunder, the Executive shall be entitled to a profit incentive bonus (the "Bonus"). For each fiscal year during Executive's employment hereunder, commencing with the fiscal year October 1, 1997 to September 30, 1998, the Bonus shall equal seven and one-half (7-1/2) percent of the net consolidated after-tax profits of the Corporation. The net consolidated after-tax profits of the Corporation shall mean the gross sales and other income from operations of the Corporation and its subsidiaries (whether now existing or hereinafter created), less costs of goods sold and operating expense, depreciation expenses, bad debt write off and payment of corporate income taxes. The net consolidated after-tax profits as used herein shall be determined by the independent public accountants of the Corporation, in accordance with generally accepted accounting principles and their determination shall be binding and conclusive on the parties hereto. The Bonus is payable in cash or, at the sole discretion of the Executive, in restricted stock of the Corporation within ninety (90) days from the close and publication of the audited fiscal year results.

5. STOCK OPTIONS. The Corporation is granting to Executive on the date hereof, the following options: (i) a five-year option (the "Firm Option") to purchase 240,000 shares of Common Stock of the Corporation, $.01 par value (the "Common Stock") at an exercise price of $3.50 per share, which shall be exercisable as to 80,000 Common Shares from and after the first anniversary of the date of grant, as to an additional 80,000 Common Shares from and after the second anniversary of the date of grant, and as to the remaining 80,000 Common Shares from and after the third anniversary of the date of grant; and (ii) a five-year option (the "Trading Price Option") to purchase 90,000 shares of Common Stock at an exercise price of $1.445 per share, which shall be exercisable subsequent to the time that the Fair Market Value (as such term is hereinafter defined) of the shares of Common Stock exceeds $6.50 for 10 consecutive trading days during the Term. Fair Market Value means the closing price of the shares of Common Stock on the U.S. national securities exchange on which the shares of Common Stock are listed (if the shares are so listed) or on the

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NASDAQ National Market or Small Cap Market (if the Common Shares are regularly quoted on the NASDAQ National Market or Small Cap Market), or, if not so listed or regularly quoted or if there is no such closing price, the mean between the closing bid and asked prices of the shares of Common Stock in the over-the-counter market or on such exchange or on NASDAQ, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Corporation. On the date hereof, the shares of Common Stock are listed and traded on the NASDAQ National Market. Notwithstanding the foregoing, the exercise of the Firm Option is contingent upon the Corporation obtaining stockholder approval for the grant of such option, in accordance with the NASDAQ marketplace rules.

      In the event of a Change of Control (as such term is hereinafter defined),
(i) the Firm Option shall become exercisable in full (without regard to the terms under which they were originally granted; provided that stockholder approval of such option has been previously obtained) and (ii) the Trading Price Option shall become exercisable if the per share valuation accorded the shares of Common Stock in the transaction resulting in such Change of Control is equal to or greater than $6.50. In the case of a Change of Control in which the shares of Common Stock are not valued, E.G., the replacement of a majority of the Board of Directors, the Trading Price Option shall become exercisable in full.

      (a) For the purposes of this Agreement, (a) a Change of Control means (1) the direct or indirect sale, lease, exchange or other transfer of all or substantially all (50% or more) of the assets of the Corporation to any person or entity or group of persons or entities acting in concert as a partnership or other group (a "Group of Persons"), (2) the merger, consolidation or other business combination of the Corporation with or into another corporation with the effect that the shareholders of the Corporation immediately following the merger, consolidation or other business combination, hold 50% or less of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors of such surviving entity, (3) the replacement of a majority of the Board of Directors in any given year as compared to the directors who constituted the Board of Directors at the beginning of such year, and such replacement shall not have been approved by the Board of Directors, as constituted at the beginning of such year, or (4) a person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended,) of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

6. ADDITIONAL BENEFITS. (a) In addition to such Base Salary, Executive (and his family) shall be entitled to participate, to the extent he is (and they are) eligible under the terms and conditions thereof, in any profit-sharing, pension, retirement, hospitalization, insurance, disability, medical service, stock option, bonus or other employee benefit plan generally available to the executive officers of the Corporation that may be in effect from time to time during the Term, as well as any discretionary bonus pool of the Corporation. The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan.

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      (a) The Corporation shall obtain and maintain in full force and effect during the Term, at the Corporation's sole cost and expense, a policy or policies of term insurance on the life of Executive in the aggregate face amount of two million ($2,000,000) dollars. Executive shall submit to any physical examinations necessary to obtain such policies and shall otherwise cooperate with the Corporation in obtaining such insurance coverage. Any insurance policy maintained by the Corporation on the life of Executive pursuant to this Section 6(b) shall be made payable to such beneficiary or beneficiaries as Executive may designate by written notice to the Corporation and the Corporation agrees, promptly upon receipt of such notice, to take all such action as may be necessary so as to notify the appropriate insurance company of any change of beneficiary.

      (b) The Corporation shall provide Executive with a full-size automobile for his business and personal use. The Corporation shall keep such automobile adequately insured and will reimburse Executive for all gasoline and repair expenditures and other similar charges in accordance with Section 7 of this Agreement. In lieu of the automobile provided by the Company, Executive may elect to receive a non-accountable expense allowance of five hundred ($500) dollars per month to reimburse him for the cost and expense of operating and maintaining an automobile, which costs and expenses may include without limitation, vehicle loan and lease payments, insurance premiums, gasoline and repair expenditures and other similar charges. Executive acknowledges that the value of his use of such automobile will be reported on his W-2 form in accordance with applicable rules and regulations of the Internal Revenue Service and agrees to take all reasonable steps necessary to assist the Corporation in complying with any such rules and regulations.

7. REIMBURSEMENT OF EXPENSES. The Corporation shall reimburse Executive in accordance with applicable policies of the Corporation for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Corporation, upon the submission to the Corporation of appropriate receipts or vouchers.

8. FACILITIES AND PERSONNEL. Executive shall be provided a private office, secretarial services and such other facilities, supplies, personnel and services as shall be required or reasonably requested for the performance of his duties hereunder.

9. VACATION. Executive shall be entitled to four (4) weeks' paid vacation in respect of each twelve (12) month period during the Term, such vacation to be taken at times mutually agreeable to Executive and the Board of Directors. Unused vacation shall be carried over to the subsequent twelve (12) month period and may not be carried over beyond the next twelve (12) month period.

10. D & O INSURANCE COVERAGE. The Corporation shall use its best efforts to obtain and maintain, at the Corporation's cost and expense, directors' and officers' liability insurance coverage for the directors and officers of the Corporation, including Executive. Nothing herein shall be deemed to require the Corporation to provide such coverage for Executive if it is not then providing such coverage generally to its directors and officers.

11. RESTRICTIVE COVENANT. In consideration of the Corporation's entering into this Agreement, Executive agrees that during the period of his employment hereunder, he will not (i) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any

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business entity that is engaged in the business of operating convenience stores, marketing and distributing petroleum products, or providing environmental remediation services or any other business which the Corporation is then engaged during such period, (ii) for himself or on behalf of any other person, partnership, corporation or entity, call on any customer of the Corporation for the purpose of soliciting, diverting or taking away any customer from the Corporation, or (iii) induce, influence, or seek to induce or influence, any person engaged as an employee, representative, agent, independent contractor or otherwise by the Corporation, to terminate his or her relationship with the Corporation. Nothing herein contained shall be deemed to prohibit Executive from investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and Executive's holdings therein represent less than 2% of the total number of shares or principal amount of the securities of such issuer outstanding.

      Executive acknowledges that the provisions of this Section 11 are reasonable and necessary for the protection of the Corporation, and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible. If any provision of this Section 11, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

12. CONFIDENTIAL INFORMATION. Executive shall hold in a fiduciary capacity for the benefit of the Corporation all information, knowledge and data relating to or concerned with its operations, sales, business and affairs, and he shall not, at any time for a period of two (2) years after termination of his employment hereunder, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation (unless the Corporation no longer treats such information as confidential) other than to the Corporation or its designees and employees or except as may otherwise be required in connection with the business and affairs of the Corporation; PROVIDED, HOWEVER, that Executive may disclose or divulge such information, knowledge or data that (i) was known to Executive at the commencement of his employment with the Corporation; (ii) is or becomes generally available to the public through no wrongful act on Executive's part; or (iii) becomes available to Executive from a person or entity other than the Corporation; and PROVIDED, FURTHER, that the provisions of this Section 12 shall not apply to Executive's know-how to the extent utilized by him in subsequent employment otherwise than in breach of this Agreement.

13. EQUITABLE RELIEF. The parties hereto acknowledge that Executive's services are unique and that, in the event of a breach or a threatened breach by Executive of Section 11 or 12 hereof, the Corporation shall not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Executive, the Corporation shall be entitled to such equitable and injunctive relief as may be available to restrain Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Executive hereunder.

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14. DEATH. In the event of termination of Executive's employment hereunder by reason of his death, the Corporation shall pay a benefit (the "Benefit Payment") to such person or persons as Executive shall, at his option, from time to time designate by written instrument delivered to the Corporation, each subsequent designation to revoke all prior designations, or if no such designation is made, to Executive's estate (the "Payment Beneficiary"). The Benefit Payment shall be in an amount equal to one and one-half times Executive's then current Base Salary, and shall be payable to the Payment Beneficiary in equal quarterly installments over a period of one and one-half years, provided that if the Corporation then maintains a life insurance policy on the life of Executive under which it is the beneficiary, the amount of the death benefit payable thereunder, to a maximum amount equal to the Benefit Payment, less installments of the Benefit Payment theretofore paid, shall be paid to the Payment Beneficiary on the Benefit Payment installment payment date next succeeding the date on which the Corporation receives such death benefit proceeds and the remainder of the Benefit Payment, if any, shall be paid in equal quarterly installments as provided above.

15. DISABILITY. In the event that during the term of his employment by the Corporation Executive shall become Disabled (as such term is hereinafter defined) he shall continue to receive the full amount of the Base Salary to which he was theretofore entitled for a period of eighteen (18) months after he shall be deemed to have become Disabled. The Corporation may terminate this Agreement and Executive's employment hereunder at any time after Executive is Disabled, upon at least 10 days' prior written notice; provided, however, that such termination shall not affect the Corporation's obligations to make payments to Executive as provided in this Section 15. For the purposes of this Agreement, Executive shall be deemed to have become Disabled when (x) by reason of physical or mental incapacity, Executive is not able to perform a substantial portion of his duties hereunder for a period of 180 consecutive days or for 180 days in any one (1) year period or (y) when Executive's physician or a physician designated by the Corporation shall have determined that Executive shall not be able, by reason of physical or mental incapacity, to perform a substantial portion of his duties hereunder. In the event that Executive shall dispute any determination of his Disability pursuant to clauses (x) or (y) above, Executive shall not be deemed to be Disabled unless and until three physicians qualified to practice medicine in the United States of America, one to be selected by the Corporation, one to be selected by Executive and the third to be selected by the designated physicians, have determined (by a majority vote) that Executive is Disabled. If Executive shall receive benefits under any disability policy maintained by the Corporation, the Corporation shall be entitled to deduct the amount equal to the benefits so received from base salary that they otherwise would have been required to pay to Executive as provided above.

16. TERMINATION FOR CAUSE. The Corporation may at any time upon written notice to Executive terminate Executive's employment for Cause. For purposes of this Agreement, the following shall constitute Cause: (i) the willful and repeated failure of Executive to perform any material duties hereunder or gross negligence of Executive in the performance of such duties, and if such failure or gross negligence is susceptible of cure by Executive, the failure to effect such cure within 20 days after written notice of such failure or gross negligence is given to Executive; (ii) excessive use of alcohol or illegal drugs interfering with the performance of Executive's duties hereunder; (iii) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law or ethical rule relating to Executive's employment by the Corporation; (iv) the conviction of a felony

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or other crime involving moral turpitude by Executive; or (v) the breach by
Executive of any other material provision of this Agreement, and if such breach is susceptible of cure by Executive, the failure to effect such cure within 30 days after written notice of such breach is given to Executive. For purposes of this Agreement, an action shall be considered "willful" if it is done intentionally, purposely or knowingly, distinguished from an act done carelessly, thoughtlessly or inadvertently. In any such event, Executive shall be entitled to receive his Base Salary to and including the date of termination.

17. TERMINATION FOR EMPLOYER BREACH. Executive may upon written notice to the Corporation terminate this Agreement (a termination for "Employer Breach") in the event of the breach by the Corporation of any material provision of this Agreement, including, without limitation, a breach the Corporation of Section 1 or 4 hereof, and if such breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of such breach is given to the Corporation. The termination of this Agreement by Executive by reason of Employer Breach shall not constitute a waiver by Executive of any of his rights to compensation of any kind hereunder.

18. CUTBACK OF PARACHUTE PAYMENT. Notwithstanding anything to the contrary herein, if it shall be determined that in the event of a change of control any payment or distribution by the Corporation to or for the benefit of Executive (a "Parachute Payment") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, then the Parachute Payment shall be reduced to the largest amount as will result in such payments being deductible to the Corporation and not subject to the Excise Tax.

19. INSURANCE POLICIES. The Corporation shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Corporation, in such amounts as the Corporation shall determine in its sole discretion. In connection therewith, Executive shall, at such time or times and at such place or places as the Corporation may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Corporation may deem necessary or desirable.

20. SURVIVAL OF PROVISIONS. Neither the termination of this Agreement, nor of Executive's employment hereunder, shall terminate or affect in any manner any provision of this Agreement that is intended by its terms to survive such termination.

21. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the parties hereto, and the Prior Agreement between the Corporation and Executive is hereby superseded and terminated effective immediately and shall be without further force or effect. No amendment or modification shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

22. NOTICES. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or by responsible overnight delivery service or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

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                  If to the Corporation, at its address set forth above, with copies to:

                  Olshan Grundman Frome & Rosenzweig LLP
                  505 Park Avenue
                  New York, New York  10022
                  Attention: Robert H. Friedman, Esq.

                  If to Executive, at his address set forth above.


Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 23. The date of the giving of any notice hand delivered or delivered by responsible overnight carrier shall be the date of its delivery and of any notice sent by mail shall be the date five days after the date of the posting of the mail.

23. NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement, nor the right to receive any payments hereunder, may be assigned by Executive. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

24. WAIVERS. No course of dealing nor any delay on the part of the Corporation in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

25. GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Texas, without regard to the effects of the principles of conflicts of laws thereof. Jurisdiction of disputes with regard to this Agreement or any aspect of the employment of Executive by the Company shall be exclusively in the courts of the State of Texas and venue relating to any such litigation shall be set in the court of proper jurisdiction in Matagorda County, Texas.

26. INVALIDITY. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

27. FURTHER ASSURANCES. Each of the parties shall execute such documents and take such other actions as may be reasonably requested by the other party to carry out the provisions and purposes of this Agreement in accordance with its terms.

      IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the day and year first above written.

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                                    EVANS SYSTEMS, INC.


                                    By:   /S/ J.L. EVANS, SR.
                                          Name:  J.L. Evans, Sr.
                                          Title: Chairman and Chief
                                                 Executive Officer

                                          /S/ J.L. EVANS, SR.
                                          J.L. EVANS, SR.

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